Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary Name	Jurisdiction of Formation
SQL Lighting & Fans, LLC	Florida
Sky Technology LLC	Florida
Belami, Inc.	California
BEC CA 2, LLC	California